[Squar Milner Letterhead]

April 2, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Proteo, Inc.
Commission File No. 0-27039


We have read the statements that we understand Proteo, Inc. will include in the second paragraph of Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

We have no basis to agree or disagree with any other statement made in Item 4 of such report.

Sincerely,

/s/ Squar, Milner, Reehl & Williamson, LLP
Squar, Milner, Reehl & Williamson, LLP